Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3ASR

(Form Type)

VIASAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value 0.0001 per share	Rule 457(c)	45,427,103	$29.57(2)	$1,343,279,435.71	$110.20 per $1,000,000	$148,029.40

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	—	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	—	N/A

	Total Offering Amounts					$1,343,279,435.71		$148,029.40

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$148,029.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on July 13, 2023.